UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 16, 2018

HERITAGE COMMERCE CORP
(Exact name of registrant as specified in its charter)

California	000-23877	77-0469558
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Almaden Boulevard, San Jose, CA	95113
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (408) 947-6900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2018, J. Philip DiNapoli retired from the Board of Directors of Heritage Commerce Corp (the “Company”) and its subsidiary Heritage Bank of Commerce. There were no disagreements between either the Company or Mr. DiNapoli.

On July 16, 2018, upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors of the Company elected Jason DiNapoli to fill the vacancy created by the resignation of J. Philip DiNapoli. Jason DiNapoli is the son of J. Philip DiNapoli. The Board of Directors has not appointed Mr. DiNapoli to any of its committees as of the date of this report.

Mr. DiNapoli brings extensive experience and knowledge in banking and finance, managing a financial institution as well as experience as a board member of a publicly traded bank holding company.   Mr. DiNapoli was one of the founders of 1st Century Bank, N.A., a wholly owned subsidiary of 1st Century Bancshares, Inc., headquartered in Los Angeles, California.   In 2008, Mr. DiNapoli assumed the role of the President and Chief Executive Officer of 1st Century Bank and President of 1st Century Bancshares, Inc.  He served in this role until July 1, 2016, when 1st Century Bancshares, Inc. was acquired by Midland Financial Co. (“Midland”), a privately held bank holding company based in Oklahoma City, Oklahoma. 1st Century Bank now operates as a division of MidFirst Bank, a subsidiary of Midland.  This division continues to operate under the name of 1st Century Bank, a division of MidFirst Bank. Mr. DiNapoli presently serves as an Executive Vice President of MidFirst Bank and President and Chief Executive Officer of the 1st Century Bank division. Before joining 1st Century Bank, Mr. DiNapoli was vice president of finance for JP DiNapoli Companies Inc., a real estate investment, development and property management organization.  Prior thereto, he served as a Vice President at Union Bank of California.  Mr. DiNapoli earned a bachelor’s degree from the University of California, Berkeley.  He is active in numerous community organizations.

There are no family relationships between Jason DiNapoli and any director or other executive officer of the Company, except as noted above. There are no transactions between Mr. DiNapoli or any member of his immediate family and the Company or any of its subsidiaries that would be reportable as a related party transaction under the rules of the Securities and Exchange Commission. Further, there is no arrangement or understanding between Mr. DiNapoli and any other persons or entities pursuant to which Mr. DiNapoli was appointed as a director of the Company.

Upon his appointment to the board, Mr. DiNapoli will be entitled as a non-employee director to the same compensation provided each of the other non-employee directors of the Company. As such, for 2018, Mr. DiNapoli is entitled to receive a prorated portion of the annual director retainer of $50,000.  Subject to board approval, Mr. DiNapoli will be entitled to receive up to $20,000 market value of restricted stock in accordance with the Company’s equity policy during the first quarter of 2019.  He will also be entitled to reimbursement of reasonable and substantiated out of pocket expenses incurred in connection with the performance of his duties as a director.

On July 17, 2018, the Company issued a press release announcing the retirement of J. Philip DiNapoli and election of Jason DiNapoli to the Company’s Board of Directors, a copy of which is filed with this report as Exhibit 99.1.

Item 9.01.                             Financial Statements and Exhibits.

(d)                             Exhibits.

Exhibit No.	Description

99.1	Press Release, dated July 17, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERITAGE COMMERCE CORP

DATED: July 17, 2018	By:	/s/ Lawrence D. McGovern
Lawrence D. McGovern
Executive Vice President and Chief Financial Officer